UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 26, 2014

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2014 Annual Incentive Bonus Performance Goals

On March 26, 2014, the Compensation Committee of the Board of Directors of Universal Health Services, Inc. (the “Committee”) approved specific bonus formulae for the determination of annual incentive compensation for the Company’s executive officers pursuant to the plan for the year ending December 31, 2014. Under the formulae approved by the Committee, each of the Company’s executive officers was assigned a percentage of such executive officer’s 2014 base salary as a target bonus based upon corporate performance criteria. The corporate performance criteria target bonus award indicated below for Mr. Alan B. Miller is stipulated in his employment agreement dated July 24, 2013.

The following table shows each executive officer’s corporate performance criteria target bonus as a percentage of his or her base salary for 2014. The 2014 corporate performance criteria target awards for each of the executive officers are unchanged from the 2013 target awards. With respect to Messrs. Alan B. Miller, Marc D. Miller and Steve G. Filton, 100% of their annual incentive bonus for 2014 will be determined using the corporate performance criteria, as described below. With respect to Ms. Osteen and Mr. Pember, their 2014 annual incentive bonus will be determined utilizing: (i) 25% of their annual salary based upon the achievement of the corporate performance criteria, and; (ii) 75% of their annual salary based upon the achievement of the divisional income targets, as described below.

Name	Title	Target Award
Alan B. Miller	Chief Executive Officer and Chairman of the Board	100%

Marc D. Miller	President	65%

Steve G. Filton	Senior Vice President and Chief Financial Officer	50%

Debra K. Osteen	Senior Vice President	50%

Marvin G. Pember	Senior Vice President	50%

Pursuant to the Plan and the formulae approved by the Committee, each executive officer will be entitled to receive between 0% and 250% of that executive officer’s target bonus based, either entirely or in part, on the Company’s achievement of a combination of: (i) a specified range of target levels of adjusted net income per diluted share attributable to UHS (as defined in our Proxy Statement), and; (ii) a specified range of target levels of return on capital (net income divided by quarterly average net capital) for the year ending December 31, 2014. The adjusted net income per diluted share attributable to UHS generally excludes, among other things, the impact of the incentive income and incremental expenses incurred in connection with the implementation of electronic health records applications at our acute care hospitals, as well as other amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years.

The divisional income targets consist of the projected aggregate pre-tax income for our Acute Care and Behavioral Health Services segments, net of deductions for the allocation of corporate overhead expenses and a charge for the estimated cost of capital. The divisional income targets generally exclude, among other things, the impact of the incentive income and incremental expenses incurred in connection with the implementation of electronic health records applications at our acute care hospitals, as well as other amounts that may be nonrecurring or non-operational in nature or amounts that may be reflected in the current year financial statements that relate to prior years.

To the extent that the actual divisional results exceeded the targets, Ms. Osteen and Mr. Pember are entitled to 75% of the following (as applied to their annual base salary) as the portion of their annual bonus that is based upon divisional income targets: (i) 25% if actual results meet divisional income targets; (ii) 50% if actual results exceed divisional income targets by 5%; (iii) 75% if actual results exceed divisional income targets by 10%, and; (iv) 100% if actual results exceed divisional income targets by 15%.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date: March 27, 2014	By:	/s/ Steve Filton
	Name:	Steve Filton
	Title:	Senior Vice President and Chief Financial Officer